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                                  EXHIBIT 99.1


                  GEON STOCKHOLDERS APPROVE OXYCHEM AGREEMENTS;
                 FORMATION OF RESIN JOINT VENTURE EXPECTED MAY 1

CLEVELAND, OHIO - April 19, 1999 - The Geon Company (NYSE: GON) announced that stockholders today approved previously announced agreements with the OxyChem division of The Occidental Petroleum Corporation authorizing formation of a joint venture of the two companies' polyvinyl chloride (PVC) resin businesses and other related transactions.

Approval of Geon stockholders was the final step required for formation of the joint venture, Oxy Vinyls, LP (OxyVinyls), which is expected by May 1. Previously, the agreements underwent federal government review and were approved by the boards of directors of both Geon and Occidental Petroleum.

Geon had scheduled today's special stockholder meeting after mailing a special proxy solicitation to all stockholders of record as of March 23, 1999.

Geon will own 24 percent and OxyChem 76 percent of OxyVinyls, which will be North America's largest and the world's third-largest PVC producer. In addition to the PVC resin operations, the joint venture will combine the partners' vinyl chloride monomer (VCM) businesses and related operations, and will include OxyChem's chlor-alkali complex in Houston.

As part of the agreements, Geon will acquire OxyChem's compound and vinyl film businesses in Burlington, New Jersey, and will create another, smaller joint venture for dry blend compounding. Geon also will receive $110 million in cash and/or cash equivalents, and will transfer $185 million in debt obligations to OxyVinyls.

The Geon Company is a leading North American-based polymer services and technology company with operations in PVC compounds, specialty PVC resins and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc., are available on the Internet at http://www.geon.com.